Exhibit 10.13

WASTE CONNECTIONS, INC. 2016 INCENTIVE AWARD PLAN

Performance-Based Restricted SHARE Unit Award Agreement

(WITH THREE-YEAR PERFORMANCE PERIOD)

Waste Connections, Inc., an Ontario corporation (the “Company”), has granted to Participant a Performance-Based Restricted Share Unit Award pursuant to the Waste Connections, Inc. 2016 Incentive Award Plan (as amended and/or restated from time to time, the “Plan”). Each Performance-Based Restricted Share Unit represents the right to receive a cash payment or its equivalent in common shares of the Company (“Shares”), subject to the terms of the Plan and this Award Agreement (which includes, for Participants who are US Participants, the additional terms and conditions provided under Exhibit A hereto). By electronically accepting this Award Agreement through his or her Shareworks account with Solium Capital, Participant is deemed to have accepted the terms and conditions of the Plan and this Award Agreement.

In the event of any conflict or inconsistency between the terms of the Plan and this Award Agreement, the terms of the Plan shall supersede and govern in all respects. Any capitalized terms not defined herein are defined in the Plan.

1.	Grant Terms.

Participant Name:

Participant is a (check one box): US Participant ☐ or Canadian Participant ☐ or Both ☐

Award Date:

PBRSU Service Year (Canadian Participants only):

Target Number of Shares Subject to Award:_______ Shares

Performance Period: [Insert dates of three-year performance period.]

Performance Goal(s): The performance standard reviewed and approved by the Committee and reflected in the resolutions of the Committee.

Maturity Date: _______ (if left blank, the “maturity date” shall be the outer time limits prescribed by Section 8(b)(iii) of the Plan).

Determination Date: The date the Committee shall determine, in its sole discretion, whether the Performance Goal(s) have been achieved, such date being as soon as administratively practicable following the Performance Period after all necessary Company information is available and prior to the maturity date.

2.	Vesting; Earned Award Units; Vested Award Units.

a.           General Rule. Subject to the terms of the Plan and this Award Agreement, the Participant’s Restricted Share Units shall become vested subject to the achievement of the Performance Goal(s) by the Company over the Performance Period, as determined by the Committee on the Determination Date, subject to the Participant’s Continuous Status as an Employee, Director or Consultant through the Determination Date. If the Committee determines on the Determination Date that the Performance Goal(s) have been achieved, then such “Earned Award Units” shall vest on the Determination Date. The Restricted Share Units subject to the Award that have become vested are referred to as “Vested Award Units.”

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Within 15 business days following the Determination Date, but in no event later than March 15th of the fiscal year following the end of the Performance Period (the “Settlement Date”), the Company shall notify the Participant of the number of Restricted Share Units, if any, that have become Vested Award Units and the corresponding number of Shares to be issued to the Participant in satisfaction of this Award. If the Restricted Share Units subject to the Award do not become Earned Award Units, the Participant will automatically forfeit any rights in the Award as of the Determination Date. Each Vested Award Unit shall be settled by delivering to the Participant one Share, subject to withholding as described below. The number of Restricted Share Units which may become Earned Award Units will be between 0% and [___]% of the Target Number of Shares depending on whether and to what extent the Performance Goals are achieved by the Company.

The Participant shall have no rights to dividends or other rights of a shareholder with respect to the Restricted Share Units unless and until such time as the award of Restricted Share Units has been settled by the issuance of Shares to the Participant. The Participant shall have the right to receive a cash dividend equivalent payment with respect to the Earned Award Units for cash dividends payable to holders of Shares as of a record date designated by the Company that is within the period beginning on the Award Date and ending on the Settlement Date, which dividend equivalent payment shall be payable to the Participant on the Settlement Date, without interest. In the event of forfeiture of the Restricted Share Units, the Participant shall have no further rights with respect to such Restricted Share Units.

b.           Post-Employment Vesting. Should the Participant’s Continuous Status as an Employee, Director or Consultant cease for any reason prior to vesting in the Restricted Share Units subject to the Award, then the Award will be cancelled with respect to the unvested Shares and the number of Restricted Share Units will be reduced accordingly, and the Participant will cease to have any right or entitlement to receive any Shares or any other payment under those cancelled units.

Notwithstanding anything to the contrary in this Agreement, if the Participant’s Continuous Status as an Employee, Director or Consultant ceases (i) due to termination by the Company without Cause, (ii) to the extent permitted by the Participant’s Individual Agreement (defined below), due to resignation by the Participant for Good Reason (as defined in the Participant’s Individual Agreement), or (iii) due to termination by the Company due to the Participant’s Disability or death, then the number of Restricted Share Units earned shall be determined based on the deemed achievement of the target level for the Performance Goals and such Restricted Share Units shall become Vested Award Units as of the date the Participant’s Continuous Status ceases and be settled in accordance with Section 3 below.

For purposes of this Agreement, the Participant’s Continuous Status as an Employee, Director or Consultant shall be terminated for “Cause” if it is a termination for “Cause” pursuant to an employment or separation agreement between the Company and the Participant or a Company severance or separation plan applicable to the Participant (the “Individual Agreement”) to which the Participant is a party that is then in effect or, if there is no Individual Agreement in effect that defines “Cause,” “Cause” shall mean (a) a material breach by the Participant of any of the terms of the Individual Agreement, or any other agreement between the Company and the Participant, that is not immediately corrected following written notice of default specifying such breach; (b) conviction of a felony or indictable offense; (c) a breach of any non-competition or non-solicitation covenants in any agreement between the Company and the Participant; (d) repeated intoxication with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the Chief Executive Officer or General Counsel of the Company, the Participant is abusive or incapable of performing his or her duties and responsibilities after being accommodated in accordance with applicable laws; or (e) misappropriation of property belonging to the Company and/or any of its affiliates. In addition, if the Participant is a party to an Individual Agreement that defines the term “Disability”, then such definition shall apply instead of the definition contained in the Plan.

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3.            Settlement. Any Vested Award Units shall be settled as soon as administratively practicable following the vesting of the applicable Vested Award Unit; and at all times prior to the applicable time period prescribed by the Plan. Unless otherwise directed by the Committee, all distributions shall be made by the Company in the form of whole Shares, and any fractional Share shall be applied to the payment of withholding taxes.

4.            Acknowledgement. The Participant acknowledges that the Restricted Share Units and the Shares subject to the Restricted Share Units are subject to adjustment, modification and termination in certain events as provided in the Plan, including Section 13 of the Plan. The Participant has received and reviewed a copy of the Plan and agrees to be bound by the terms and conditions of the Plan.

5.	Additional Provisions.

a.           Additional Terms. The terms and conditions of this Award are governed by the Plan, and this Award is also subject to all interpretations, amendments, rules and regulations which may from time to time be adopted under the Plan.

b.           Entire Agreement. The Award Agreement and the Plan constitute the entire agreement of the parties hereto with regard to the subject matter hereof. They supersede in their entirety all other prior undertakings, agreements, representations or understandings (whether oral or written and whether express or implied) of you and the Company which relate to the subject matter hereof; provided, however, that the provisions of the Plan shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of the Award Agreement. The invalidity or unenforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of the Award Agreement. Notwithstanding the provisions of any Individual Agreement, (i) in the case of a conflict between the terms of the Participant’s Individual Agreement and this Award Agreement, the terms of this Award Agreement shall govern, and (ii) the vesting and settlement of Restricted Share Units shall in all events occur in accordance with this Award Agreement to the exclusion of any provisions contained in an Individual Agreement regarding the vesting or settlement of the Restricted Share Units, and any such Individual Agreement provisions shall have no force or effect with respect to the Restricted Share Units.

c.           Agreement Severable. In the event that any provision of the Award Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Award Agreement.

d.           Service Provider Relationship. Nothing in the adoption of the Plan or the award of the Restricted Share Units thereunder pursuant to the Award Agreement shall confer any right on a Participant with respect to continuation of employment or a consulting or directorship arrangement with the Company or any Subsidiary, nor shall they interfere in any way with the right of the Company or any Subsidiary that employs such Participant or engages such Participant as a consultant or director to terminate the Participant’s employment or consulting or directorship arrangement at any time, with or without cause.

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e.           Governing Law. The Award Agreement and the Plan shall be governed by and construed in accordance with the laws of the province of Ontario, except with respect to those provisions of the Award Agreement and the Plan concerning the Code, which shall be governed by and construed in accordance with the laws of the State of Delaware as superseded by applicable United States federal law.

f.            Electronic Delivery. The Company may deliver any documents related to the Award granted under this Award Agreement and participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Award Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

g.           Amendment, Suspension and Termination. To the extent permitted by the Plan, the Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of the Award Agreement shall adversely affect the Restricted Share Units in any material way without your prior written or electronic consent.

h.           Notices. Any notice or other communication to be given under or in connection with this Agreement or the Plan shall be given in writing and shall be deemed effectively given on receipt or, in the case of notices from the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the address on file with the Company or at such other address as you may hereafter designate by notice to the Company.

i.            Transferability. Any attempt by you to transfer any interest in your Award or any underlying Shares in violation of the transferability provisions in the Plan shall be null and void and of no effect.

j.            Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and the Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5(i) of the Award Agreement and the Plan, the provisions of the Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.

k.          Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.

l.            Data Privacy Waiver. By accepting the grant of the Restricted Share Units, the Participant hereby agrees and consents to:

i.            the collection, use, processing and transfer by the Company and its Subsidiaries (collectively, the “Group”) of certain personal information about the Participant (the “Data”);

ii.         any members of the Group transferring Data amongst themselves for the purposes of implementing, administering and managing the Plan;

iii.         the use of such Data by any such person for such purposes; and

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iv.         the transfer to and retention of such Data by third parties in connection with such purposes.

For the purposes of clause (i) above, “Data” means the Participant’s name, home address and telephone number, date of birth, other employee information, any tax or other identification number, details of all rights to acquire Shares granted to the Participant and of Shares issued or transferred to the Participant pursuant to the Plan.

WASTE CONNECTIONS, INC.

By:
Name: Ronald J. Mittelstaedt
Title: Chairman and Chief Executive Officer

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Exhibit A

Additional Provisions for

Performance-Based Restricted Share Unit Award Agreement

(With Three-Year performance Period)

For US Participants in the

Waste Connections, Inc. 2016 Incentive Award Plan

The additional terms and conditions of this Exhibit A shall apply to the Performance-Based Restricted Share Unit Award for any Participant who is a US Participant.

1.           Settlement of Awards. In no event shall the Company deliver the Vested Award Units to you later than March 15 of the calendar year following the end of the Performance Period. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of Vested Award Units if it reasonably determines that such payment or distribution will violate federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 1 if such delay will result in a violation of Section 409A of the Code.

2.	Taxation and Withholding.

(A)         Federal Income Tax. You generally will recognize ordinary income for federal income tax purposes on the date the Shares subject to your Award vest, and you must satisfy the income tax withholding obligation applicable to that income. The amount of your taxable income will generally be based on the closing selling price per common share on the New York Stock Exchange on the date your Vested Award Units are issued and distributed times the number of Shares which are distributed on that date. This is a general summary of the possible tax consequences of the Award and is not tax advice. You are advised to consult with your own advisor as to the possible tax consequences of this Award.

(B)         FICA Taxes. You will be liable for the payment of the employee share of the FICA (Social Security and Medicare) taxes applicable to your Award, which liability will generally arise at the time your Award vests. FICA taxes will generally be based on the closing selling price of the shares on the New York Stock Exchange on the date those Shares vest under your Award.

(C)         Withholding Taxes. You must pay all applicable federal, state and local income and employment withholding taxes when due.

i.            In the Company’s sole discretion, the Company may collect any applicable federal, state and local income and employment withholding taxes with respect to the Award through an automatic Share withholding procedure pursuant to which the Company will withhold a portion of those vested Shares with a fair market value (measured as of the date the withholding obligation arises) equal to the amount of such withholding taxes (the “Share Withholding Method”); provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to supplemental taxable income. You shall be notified in writing in the event such Share Withholding Method is no longer available.

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ii.          Should any Shares vest under the Award at a time when the Share Withholding Method is not available, then the Company may, in its sole discretion, collect any applicable federal, state and local income and employment withholding taxes from you through any of the following alternatives:

1.          your delivery of a separate check payable to the Company in the amount of such withholding taxes, or

2.          the use of the proceeds from a next-day sale of the Shares issued to you; provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of common shares, (ii) you make an irrevocable commitment, on or before the vesting date for those Shares, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

3.            Claw-Back. Pursuant to its general authority to determine the terms and conditions applicable to the Restricted Share Units, the Committee shall have the right to require the Participant to agree by separate written or electronic instrument that the Units (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt of the Restricted Share Units or upon the receipt or resale of any Shares underlying the Restricted Share Units) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

4.            Code Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan or the Award Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify you or any other person for failure to do so) to adopt such amendments to the Plan or the Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Notwithstanding anything in this Award Agreement to the contrary, to the extent that any payment or benefit constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of the Participant’s Termination of Employment, all references to the Participant’s Termination of Employment shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and the Participant shall not be considered to have a Termination of Employment unless such termination constitutes a Separation from Service with respect to the Participant.

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5.            Employment Relationship. Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by the Company or any Subsidiary shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or the Company or Subsidiary for any reason whatsoever, with or without cause. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Administrator, and its determination shall be final.

6.            Conformity to Applicable Law. You acknowledge that the Plan, the Award Agreement and this Exhibit A are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Share Units are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to Applicable Law.

7.            Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Award Agreement or this Exhibit A, if you are subject to Section 16 of the Exchange Act, the Plan, the Restricted Share Units, including Restricted Share Units resulting from dividend equivalent rights, and the Award Agreement and this Exhibit A shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Award Agreement and this Exhibit A shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

8.            Additional Disclosure. Along with the Award Agreement, you also received a copy of the official prospectus summarizing the principal features of the Plan. Please review the plan prospectus carefully so that you fully understand your rights and benefits under your Award and the limitations, restrictions and vesting provisions applicable to the Award.

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